EXHIBIT 5
                   Opinion of Brobeck, Phleger & Harrison LLP

                                              September 27, 1996

STAT Healthcare, Inc.
12450 Greenspoint Drive, Suite 1200
Houston, TX  77060

         Re:    STAT Healthcare, Inc. (the "Company")
                Registration Statement for registration
                OF AN AGGREGATE OF 1,510,000 SHARES OF COMMON STOCK


Ladies and Gentlemen:

         We refer to your registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to (i) 1,500,000 shares of Common Stock available for issuance under the Company's 1996 Stock Incentive Plan and (ii) 10,000 shares purchasable under an option granted pursuant to a certain written Compensation Agreement between the Company and Mr. Schneider, dated as of September 18, 1996. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Company's 1996 Stock Incentive Plan and the written Compensation Agreement and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Brobeck, Phleger & Harrison LLP

                                      BROBECK, PHLEGER & HARRISON